Exhibit 99.1

TOMORROW CRYPTO GROUP INC. TO BECOME PUBLICLY TRADED

THROUGH PROPOSED MERGER WITH GLOBALINK INVESTMENT INC.

●	Tomorrow Crypto Group Inc. (“Tomorrow Crypto”) is a Bitcoin/Ethereum (“ETH”) mining company in the United States dedicated to becoming a vertically-integrated provider of cryptocurrency mining infrastructure and services in the global blockchain ecosystem.

●	Transaction values Tomorrow Crypto at an enterprise value of approximately $310 million and provides up to $131,725,000 in gross proceeds, including up to $116,725,000 of cash held in the trust account of Globalink Investment Inc. (depending on the amount of redemptions by Globalink’s public stockholders) and $15,000,000 from a concurrent PIPE investment.

●	The transaction is expected to close in Q4 of 2022. The combined company will be named Tomorrow Crypto Group Holding Inc. and is expected to be listed on Nasdaq.

NEW YORK, August 3, 2022 / — Tomorrow Crypto Group Inc., a Nevada corporation (“Tomorrow Crypto”) and Globalink Investment Inc. (NASDAQ: “GLLI”, “GLLIU” units, “GLLIW” warrants, and “GLLIR” rights) (“Globalink”), a publicly traded special purpose acquisition company, today announced that they have entered into a definitive merger agreement.

Tomorrow Crypto is a Bitcoin/Ethereum (“ETH”) mining company in the United States dedicated to becoming a vertically integrated provider of cryptocurrency mining infrastructure and services in the global blockchain ecosystem. By leveraging its high-powered computers and mining rigs to solve complicated mathematical formulas, Tomorrow Crypto expects to generate Bitcoins/ETHs, and validate and verify the digital transactions onto the global blockchain ledger system. Tomorrow Crypto plans to establish and provide critical mining infrastructure at mining facilities for prospective institutional-grade clients to mine Bitcoins/ETHs. Led by industry veteran and Chief Executive Officer, Mingliu Wang, Tomorrow Crypto believes it is well positioned to operate and grow in a constantly evolving environment based on the proliferation of Bitcoin and cryptocurrencies in general. Following completion of the transaction, the combined company will be named “Tomorrow Crypto Group Holding Inc.” and is expected to be listed on Nasdaq.

Mingliu Wang, Chief Executive Officer of Tomorrow Crypto, commented, “We are thrilled to be entering this transaction with Globalink to become a public company on Nasdaq. With access to new sources of capital and liquidity, Tomorrow Crypto will be able to seize more growth opportunities in the constantly evolving blockchain market. In addition, we believe that through our combined teams and expertise, Tomorrow Crypto can better position itself to become one of the world’s leading professional crypto mining players and a significant supporter of the global blockchain ecosystem.”

Lim Say Leong, Chief Executive Officer of Globalink, commented, “We are excited with the opportunities that Tomorrow Crypto could offer and we strongly believe in the tremendous opportunity in the blockchain market.”

Transaction Details

The transaction values Tomorrow Crypto at an enterprise value of $310 million and is expected to deliver up to $131,725,000 of gross proceeds, including up to $116,725,000 of cash held in Globalink’s trust account (depending on the amount of redemptions by Globalink’s public stockholders) and $15,000,000 from a concurrent PIPE investment of Series A Convertible Preferred Stock and warrants of Globalink. Net proceeds from the transaction are anticipated to be used for working capital, growth capex, and other general corporate purposes.

The transaction includes an earn-out provision permitting Tomorrow Crypto stockholders to receive up to an aggregate maximum of 10 million additional shares as and when the business meets certain incremental milestones for the number of ASIC mining machines successfully installed, commissioned and placed in operation. All Tomorrow Crypto stockholders will roll 100% of their equity holdings into the new combined company.

Upon consummation of the transaction, the current stockholders of Tomorrow Crypto will become the majority stockholders of the combined company with an approximately 63.25% ownership (taking into account the full issuance of the earn-out shares); the PIPE investors will own approximately 3.40% and all existing stockholders of Globalink are expected to own approximately 33.35% of the combined company, assuming no redemption by Globalink’s public stockholders.

The respective boards of directors of Tomorrow Crypto and Globalink have approved the transaction. The transaction will require the approval of the stockholders of Globalink and Tomorrow Crypto, and is subject to other customary closing conditions, including the receipt of certain regulatory approvals. The transaction is expected to close in the fourth quarter of 2022.

Additional information about the proposed transaction, including a copy of the definitive agreements, will be provided in a Current Report on Form 8-K to be filed by Globalink with the Securities and Exchange Commission (the “SEC”) and available at www.sec.gov.

Advisors

Hunter Taubman Fischer & Li LLC is serving as legal advisor to Globalink.

Axiom Capital Management Inc. is serving as exclusive financial advisor to Tomorrow Crypto. Ellenoff Grossman & Schole LLP is serving as legal advisor to Tomorrow Crypto.

About Tomorrow Crypto

Tomorrow Crypto is a Bitcoin/Ethereum (“ETH”) mining company in the United States dedicated to becoming a vertically integrated provider of cryptocurrency mining infrastructure and services in the global blockchain ecosystem. By leveraging its high-powered computers and mining rigs to solve complicated mathematical formulas, Tomorrow Crypto expects to generate Bitcoins/ETHs, and validate and verify the digital transactions onto the global blockchain ledger system. Tomorrow Crypto plans to establish and provide critical mining infrastructure at mining facilities for prospective institutional grade clients to mine Bitcoins/ETHs.

About Globalink Investment Inc.

Globalink is led by Mr. Lim Say Leong (CEO). Globalink is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Important Information and Where to Find It

This press release relates to a proposed transaction between Globalink and Tomorrow Crypto. This press release does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the transaction described herein, Globalink intends to file relevant materials with the SEC, including a registration statement on Form S-4 (the “Form S-4”), which will include a proxy statement/prospectus. Security holders, investors and other interested persons are encouraged to carefully review such information, including the risk factors and other disclosures therein. The proxy statement/prospectus will be sent to all Globalink stockholders in connection with the stockholder meeting to approve the proposed transaction. Globalink also will file other documents regarding the proposed transaction with the SEC. Before making any voting or investment decision, investors and security holders of Globalink are urged to read the Form S-4, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the Form S-4, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Globalink through the website maintained by the SEC at www.sec.gov.

Participants in the Solicitation

Globalink, GL Sponsor LLC, the sponsor of Globalink, Tomorrow Crypto and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Globalink’s stockholders in connection with the proposed transaction. Information about Globalink’s directors and executive officers and their ownership of Globalink’s securities is set forth in Globalink’s filings with the SEC, including the Form S-4 to be filed in the future. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available. You may obtain free copies of these documents at www.sec.gov.

No Offer or Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Globalink or Tomorrow Crypto, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Forward-Looking Statements

Certain statements included in this press release are not historical facts but are forward-looking statements. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the benefits of the proposed transaction, the anticipated timing of the proposed transaction, the businesses operated by Tomorrow Crypto and the markets in which Tomorrow Crypto operates, business strategies, industry environment, potential growth opportunities, the effects of regulations and projected future results of Globalink and Tomorrow Crypto. These statements are based on various assumptions, whether or not identified in this press release and on the current expectations of Globalink’ and Tomorrow Crypto’s respective management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Globalink and Tomorrow Crypto. Some important factors that could cause actual results to differ materially from those in any forward-looking statements could include changes in domestic and foreign business, market, financial, political and legal conditions.

These forward-looking statements are subject to a number of risks and uncertainties, including but not limited to, (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the price of Globalink’s securities; (ii) the risk that the proposed transaction may not be completed by Globalink’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Globalink; (iii) the failure to satisfy the conditions to the consummation of the proposed transaction, including the approval of the proposed transaction by the stockholders of Globalink and Tomorrow Crypto, the satisfaction of the minimum cash requirements following redemptions by Globalink’s public stockholders and the receipt of certain governmental and regulatory approvals; (iv) the inability to consummate the PIPE investment; (v) the effect of the announcement or pendency of the proposed transaction on Tomorrow Crypto’s business relationships, performance, and business generally; (vi) risks that the proposed transaction disrupts current plans of Tomorrow Crypto and potential difficulties in Tomorrow Crypto employee retention as a result of the proposed transaction; (vii) the outcome of any legal proceedings that may be instituted against Globalink or Tomorrow Crypto related to the agreement and plan of merger or the proposed transaction; (viii) the ability to maintain the listing of Globalink’s securities on the Nasdaq; (ix) the price of Globalink’s securities, including volatility resulting from changes in the competitive and highly regulated industries in which Tomorrow Crypto plans to operate, variations in performance across competitors, changes in laws and regulations affecting Tomorrow Crypto’s business and changes in the combined capital structure; and (x) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in Globalink’s final proxy statement/information statement/prospectus contained in the Form S-4, including those under “Risk Factors” therein, the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by Globalink from time to time with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Globalink nor Tomorrow Crypto presently know, or that Globalink or Tomorrow Crypto currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Globalink’s and Tomorrow Crypto’s current expectations, plans and forecasts of future events and views as of the date hereof. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements in this press release, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein and the risk factors of Globalink or Tomorrow Crypto described above. Globalink and Tomorrow Crypto anticipate that subsequent events and developments will cause their assessments to change. However, while Globalink and Tomorrow Crypto may elect to update these forward-looking statements at some point in the future, they each specifically disclaim any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Globalink’s or Tomorrow Crypto’s assessments as of any date subsequent to the date of this press release.

Contacts

Tomorrow Crypto Group Inc.

Mingliu Wang

chriswang@tomorrowcrypto.net

Globalink Investment Inc.

Lim Say Leong

Email: sllim@globalinkinvestment.com